As filed with the United States Securities and Exchange Commission on January 11, 2023
No. 333-263658

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Israel Acquisitions Corp
(Exact name of registrant as specified in its charter)
Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12600 Hill Country Blvd
Building R, Suite 275
Bee Cave, TX 78738
(800) 508-1531
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ziv Elul
Chief Executive Officer
12600 Hill Country Blvd
Building R, Suite 275
Bee Cave, TX 78738
(800) 508-1531
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Will Chuchawat Proskauer Rose LLP 2029 Century Park East, Suite 2400 Los Angeles, CA 90067 Tel: (310) 284-4550 Fax: (310) 557-2193	Christian Nagler Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800 Fax: (212) 446-4900
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 4 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-263658) (the “Form S-1”) of Israel Acquisitions Corp is being filed solely for the purpose of filing Exhibits 1.1, 5.2, 23.1, 99.7, 99.8 and 99.9 to the Form S-1. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Form S-1, the signature page and the filed exhibits, and is not intended to amend or delete any part of the Form S-1 except as specifically noted herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:
Legal fees and expenses	$400,000
Printing and engraving expenses	35,000
Accounting fees and expenses	85,000
SEC/FINRA Expenses	93,550
Travel and road show	10,000
Nasdaq listing and filing fees	75,000
Miscellaneous	101,450
Total	$800,000
Item 14.   Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, as well as any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities.
On January 26, 2022, the sponsor paid $25,000, or approximately $0.004 per share, in consideration of 5,750,000 Class B ordinary shares, par value $0.0001. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. On March 4, 2022, we effected a share capitalization with respect to our Class B ordinary shares of 1,150,000, resulting in our initial shareholders holding 6,900,000 founder shares. On August 18, 2022, our Sponsor surrendered for no consideration 1,150,000 Class B ordinary shares, resulting in our initial shareholders holding 5,750,000. On November 17, 2022 our Sponsor surrendered for no consideration 958,333 shares, resulting in a decrease in the total number of Class B shares outstanding to 4,791,667 founder shares, up to 625,000 of which are subject to forfeiture by our initial shareholders depending on the extent to which the underwriters’ over-allotment option is exercised, such that our initial shareholders will continue to own 25% of our issued and outstanding shares after this offering (excluding the private placement shares and assuming the initial shareholders do not purchase units in this offering). The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination, or earlier at the option of the holder thereof, on a one-for-one basis, subject to adjustment, as described in this prospectus. If we increase or decrease the size of this offering, we will effect a share capitalization, a share surrender or redemption or other appropriate mechanism, as applicable, with respect to our Class B ordinary shares prior to the consummation of this offering in such amount as to maintain the number of founder shares at of the total number of Class A ordinary shares and Class B ordinary shares outstanding at such time (assuming the underwriters exercise their option to purchase additional units in full).
Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering.
Our sponsor and the underwriters have committed, pursuant to a written agreement, to purchase an aggregate of 725,000 private placement units (600,000 private placement units by our sponsor and 125,000 private placement units by the underwriters) (or 762,500 private placement units (637,500 private placement units by our sponsor and 125,000 private placement units by the underwriters) if the underwriters’ over-allotment option is exercised in full) in a private placement that will close simultaneously with the closing of this offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
No underwriting discounts or commissions were paid with respect to such sales.
Item 16.   Exhibits and Financial Statement Schedules.
(a)
Exhibits.

Exhibit	Description
1.1	Form of Underwriting Agreement**
3.1	Memorandum and Articles of Association*
3.2	Form of Second Amended and Restated Memorandum and Articles of Association*
4.1	Specimen Unit Certificate*
4.2	Specimen Class A Ordinary Share Certificate*
4.3	Specimen Warrant Certificate (included in Exhibit 4.4)*
4.4	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant*
5.1	Opinion of Proskauer Rose LLP*
5.2	Opinion of Stuarts Walker Hersant Humphries, Cayman Islands Legal Counsel to the Registrant**
10.1	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company and the Registrant*
10.2	Form of Registration Rights Agreement among the Registrant, the Sponsor, the Underwriters and the Holders signatory thereto*
10.3	Form of Private Placement Units Purchase Agreement between the Registrant and the Sponsor*
10.4	Form of Private Placement Units Purchase Agreement between the Registrant and each of the Underwriters*
10.5	Form of Indemnity Agreement*
10.6	Form of Administrative Services Agreement between the Registrant and the Sponsor*

Exhibit	Description
10.7	Promissory Note, dated January 26, 2022, issued to the Sponsor*
10.8	Securities Subscription Agreement, dated January 26, 2022, between the Registrant and the Sponsor*
10.9	Form of Letter Agreement among the Registrant, the Sponsor and each director and executive officer of the Registrant*
23.1	Consent of BDO USA, LLP**
23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1)*
23.3	Consent of Stuarts Walker Hersant Humphries (included in Exhibit 5.2)*
24	Power of Attorney (included on signature page to this Registration Statement)*
99.1	Consent of Izhar Shay, Director Nominee*
99.2	Consent of Candice Beaumont, Director Nominee*
99.3	Consent of Peter Cohen, Director Nominee*
99.4	Consent of Roy Zisapel, Director Nominee*
99.5	Consent of Daniel S. Recanati, Director Nominee*
99.6	Consent of Sharon Barzik Cohen, Director Nominee*
99.7	Form of Audit committee charter**
99.8	Form of Compensation committee charter**
99.9	Form of Nominating committee charter**
107	Calculation of Filing Fee Tables*

*
Previously filed.

**
Filed herewith.

Item 17.   Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(a)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
For the purpose of determining liability under the Securities Act of 1933 of any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)
For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

iii.
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bee Cave, Texas, on the 11th day of January, 2023.
ISRAEL ACQUISITIONS CORP
By:
/s/ Ziv Elul

Name: Ziv Elul
Title:  Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Position	Date
/s/ Ziv Elul Ziv Elul	Chief Executive Officer and Director (Principal Executive Officer)	January 11, 2023
/s/ Sharon Barzik Cohen Sharon Barzik Cohen	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	January 11, 2023